Exhibit 8.1

355 South Grand Avenue, Suite 100
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com

March 30, 2020	FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Conatus Pharmaceuticals Inc., a Delaware corporation

16745 West Bernardo Dr., Suite 250

San Diego, CA 92127

Re:	Agreement and Plan of Merger and Reorganization, dated as of January 28, 2020

Ladies and Gentlemen:

We have acted as special tax counsel to Conatus Pharmaceuticals Inc., a Delaware corporation (“Parent”), in connection with the proposed merger (the “Merger”) of Chinook Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Parent, with and into Histogen, Inc., a Delaware corporation (the “Company”), with the Company surviving, as contemplated by the Agreement and Plan of Merger and Reorganization, dated as of January 28, 2020, by and among Parent, Merger Sub and Company (the “Merger Agreement”).

This opinion is being delivered in connection with the Registration Statement on Form S-4, including the proxy statement/prospectus/information statement forming a part thereof, initially filed by Parent on February 7, 2020 (as amended through the date hereof, the “Registration Statement”), relating to the transactions contemplated by the Merger Agreement. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, covenants and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement, (iii) the respective tax representation letters of Parent, Merger Sub and Company, each dated as of the date hereof and delivered to us for purposes of this opinion (the “Representation Letters”) and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

March 30, 2020

In addition, we have assumed, with your consent, that:

1.

Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.

The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and the Merger will be effective under the laws of the State of Delaware;

3.

All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are and have been true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

4.

Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified or that are based upon any person’s “belief,” “expectation” or similar qualification are and have been true, complete and correct in all respects and will continue to be true, complete and correct in all respects up to and including the Effective Time, in each case without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Registration Statement.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations stated in the Registration Statement, we are of the opinion that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations set forth herein and in the Registration Statement, we hereby confirm that the statements in the Registration Statement under the captions “The Merger – Certain Material U.S. Federal Income Tax Consequences of the Merger” and “Matters Being Submitted to a Vote of Conatus’ Stockholders – Proposal No. 2: Approval of a Series of Alternative Amendments to the Amended and Restated Certificate of Incorporation of Conatus Effecting the Conatus Reverse Stock Split – Material U.S. Federal Income Tax Consequences of the Conatus Reverse Stock Split,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

March 30, 2020

1.    This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Merger. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.    No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any matter whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied, including in the Registration Statement and the Representation Letters, are not true and accurate at all relevant times.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins